Exhibit 1.1
Underwriting Agreement
Drawn up and signed on the 3rd day of the month of March 2016
Between:
KBS SOR (BVI) Holdings, Ltd
(Hereinafter: "The Company")

And between:
Poalim I.B.I Underwriting and Issuing Ltd.
And Leumi Partners Underwriting
(Hereinafter collectively: "Pricing Underwriters" or "Poalim I.B.I and Leumi")

Whereas
The Company is about to publish a prospectus (hereinafter: "Prospectus") in which it will offer to the public, by way of uniform offer in Israel up to NIS 1,000,000,000 par value bonds (series A) (hereinafter: "Bonds (Series A)" or "Offered Securities");

And whereas:
In the Prospectus it will be stated that the securities will be offered to the public in 1,000,000 units including, each, 1,000 Bonds (Series A) at a price of NIS 1,000 per unit, by way of a tender on the annual interest rate that the Bonds will bear, that shall not exceed 4.25% ("Maximum Interest Rate");

And whereas:
The Company declares and undertakes that the securities offered in the Prospectus are not and will not be charged at the time of their issue, and that no third party right or claim exists in respect whereof, and that the Company holds the sole and exclusive right to issue and offer the securities to the public and that all permits and certificates required for that purpose were obtained;

And whereas:
Poalim I.B.I and Leumi served as a pricing underwriters involved in determining the structure of the issue, and signed the drafts of the Prospectus that were published in the Magna system, and therefore is also required to sign the Prospectus;

And whereas:	The Company notified Poalim I.B.I and Leumi that it does not wish to make any underwriting undertaking and secure the purchase of any of the securities offered in the Prospectus;
Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:

1.	Introduction
The preamble to this Agreement shall be deemed an integral part hereof. Words in the plural form shall include the singular, and vice versa. As used in this Agreement, the following terms shall have the respective meanings set forth beside them below. Terms for which no meaning is assigned and are specified in the Prospectus shall have the meaning assigned to them in the Prospectus.

"Distributors"	-Barak Capital, Ltd; Inbar issuance finances, Ltd; Egoz issuance finances, Ltd; A.S Bertman investments, Ltd; Alfa Beta issuance Ltd.
"Authorized Recipients of Applications"	- Members of the Stock Exchange.
"Dealer Manager"	- Poalim I.B.I - Underwriting
"Stock Exchange"	- The Tel Aviv Stock Exchange Ltd.

2.	General
This Agreement is based upon the Prospectus.

3.	Lack of underwriting undertaking
It is hereby clarified and agreed that the Pricing Underwriters do not secure the purchase of any of the securities offered to the public in accordance with the Prospectus and it does not undertake to purchase any securities from the Company, even if the public does not purchase the said securities.

4.	Declaration of competence

4.1.
The Pricing Underwriters both hereby declare to the Companies that on the date of signing this Agreement it is lawfully registered in the Underwriters Register in accordance with the provisions set forth in Regulation 3(b) of the Securities Regulations (Underwriting), (Amendment), 5767-2007 (hereinafter: "Underwriting Regulations") under an active status and that on the date of signing this Agreement it complies with the terms of competence that are required in accordance with the Underwriting

Regulations, and that it is authorized to act in accordance with the said Regulations and declares and undertakes that as of the date of signing this Agreement and until fulfillment of all its undertakings it shall be competent as said and that it shall notify the Companies promptly about any change in the correctness of its statement regarding its competence to serve as a underwriters.

4.2.
The Pricing Underwriters hereby declare that on the date of signing this Agreement it has unconditional and certain financial ability to fulfill all its undertakings in accordance with this Agreement, and declares and undertakes that it shall possess such financial ability as said until all its undertakings specified herein are fulfilled or until it transpires that it is not subject to any undertakings, and that it shall notify the Company promptly about any change in the correctness of its declarations or its ability to fulfill its undertakings as said.

4.3.
The Pricing Underwriters hereby declare that until the date of signing this Agreement it upheld all the reporting duties imposed on it by virtue of the Underwriting Regulations and that it shall submit a full and detailed notice in accordance with Regulation 16(c) of the Underwriting Regulations no later than two days (2 days) after completion of the sale in accordance with the offer subject matter of the Prospectus.

5.	Transfer of funds

5.1.
Shortly before the tender day, the Dealer Manager shall open a special trust account, bearing yield, with a bank, in the name of the Company (hereinafter: "Special Account"). The Special Account shall be managed exclusively by the Dealer Manager for and in the name of the Company, in accordance with the provisions set forth in the Securities Law and the amounts that were paid for units whose applications were approved the Dealer Manager and other members of the Stock Exchange in accordance with the terms set forth in the Prospectus shall be deposited therein and the Dealer Manager shall use the said amounts in accordance with the provisions set forth in the Securities Law and the terms set forth in the Prospectus.

5.2.
Within two business days after closing the tender in accordance with the Prospectus, the Dealer Manager shall transfer to the Company the funds that will be paid for the units whose applications included full deduction of the commission amounts as specified in clause 7 hereunder. As long as the proceeds of the issue were not transferred to the Company, the proceeds of the issue shall be held in the Special Account and shall be invested in shekel liquid deposits, not linked, and bearing daily interest.

5.3.
The transfer of funds shall be made on the condition that concurrent with the transfer of funds as specified in clause 5.2 hereinabove, the Dealer Manager will obtain confirmation about the deposition of the securities that were purchased by the public with the Nominee Company of Bank Leumi le-Israel Ltd. with which the offered securities will be traded in the Stock Exchange.

5.4.	The amounts of commissions deducted by the Dealer Manager shall be transferred to the Pricing Underwriters in accordance with the Prospectus.

5.5.
Notwithstanding the said in sub-clauses 5.2 and 5.4 hereinabove and in accordance with this Agreement, the Dealer Manager shall not transfer any funds to the Company, to the Pricing Underwriters and to the classified investors unless the conditions set forth in the Stock Exchange Regulation regarding minimum distribution and value of public holdings in the bonds and for listing for trade in the Stock Exchange as specified in the Prospectus are fulfilled, including obtaining the approval of the legal counsels of the Company in the U.S. stating that the transferred rights (within their meaning in the Prospectus) were transferred to the Company.

5.6.
In the event the securities are not listed for trade, the Dealer Manager shall return to the subscribers the proceeds obtained from the units for which they paid, if paid, together with the return accrued thereon, if any, and with deduction of tax by law, if applicable.

6.	Listing for trade
The Company shall act and endeavor to the best of its abilities to cause that the securities offered in accordance with the Prospectus shall be listed for trade in the Stock Exchange.

7.	Commissions
In return for the undertakings and services provided by the Pricing Underwriters and the Distributors in accordance with this Agreement, including the issue coordination services and obtaining the prior undertakings from the classified investors the Company shall pay, by the Dealer Manager, and no later than the second business day after transfer of the funds that were deposited in the Special Account by the Dealer Manager (subject to the provisions set forth in clause 6 hereinabove) the amounts specified hereunder from the Special Account:

7.1.	Management fees to the Pricing Underwriters
Commission for management, distribution and participation, at a rate of 1% of the total proceeds obtained for the units offered under the

Prospectus. The Pricing Underwriters shall be entitled to pay to the Distributors a distribution commission out of the said commission, in an amount decided at its sole discretion.

7.2.	Underwriting fees to the Pricing Underwriters
Commission for underwriting, at a rate of 1.5% of the total proceeds obtained for the units offered under the Prospectus. In addition, the company, at its sole discretion, may pay the Pricing Underwriters a success fee at a sum determined by it.

7.3.	Prior commitment commission to classified investors
Prior commitment commission for the classified investors who submitted prior undertakings to purchase units in the tender, at a rate of 0.6% of the total immediate proceeds for the units in respect of which the classified investors undertook to submit orders.

The company may incur other expenses, if such will be applied, at a sum that is limited to 2.2 million shekels, subject to proper invoices presented by the Pricing Underwriters.
Payments shall be made by the Company by the Dealer Manager. The foregoing constitutes an irrevocable instruction from the Company to the Dealer Manager to pay the amounts specified hereinabove.
The Pricing Underwriters, the Distributors and the Authorized Recipients of Applications shall not be entitled, under any circumstances, to give a discount for the price that the buyer of any unit pays for the units he purchased.
Payments under this clause constitute the full payments made to the Pricing Underwriters by the Company in connection with the offering of securities in accordance with the Prospectus, and the Company shall not be obligated to pay any other or additional amounts to the underwriters, whether as reimbursement of costs and whether as commission in connection with the offering of the units in accordance with the Prospectus.
The Pricing Underwriters shall be entitled to pay to the Distributors whose names are listed in clause 1 of the Agreement distribution commission in an amount set at the discretion of the Pricing Underwriters, from the commissions due to the Pricing Underwriters.
Notwithstanding the aforesaid and without derogating from any other relief the Company may seek, an underwriters who failed to fulfill its undertakings in accordance with the Underwriting Agreement, in whole or in part, shall not be entitled to receive any commissions in accordance with the Underwriting Agreement.

8.	Declarations of the Company
The Company hereby declares and undertakes towards the Pricing Underwriters as follows:

8.1.
It conducted all the inspections required in order to verify and certify the information contained in the Prospectus, and that the Prospectus, including any amendment thereof as specified hereunder, provides an accurate and correct description of all the material information with respect to the Company, the facts, agreements (verbal and in writing), the permits, the licenses and all other material details for the Company specified thereat, to the extent that there is an obligation to include these details in the Prospectus in accordance with the provisions set forth in any law, and that no detail is missing from the Prospectus that could be important to a reasonable investor contemplating to buy securities in accordance with the Prospectus, and that it does not include any misleading detail within its meaning in the Securities Law 5728-1968 (hereinafter: "Misleading Detail").

The Company and its directors conducted the said inspections as required in accordance with the provisions set forth in any law, independently and without relying on inspections that were conducted by the Pricing Underwriters for itself in connection with its signature on the Prospectus.

8.2.
The Company shall indemnify the Pricing Underwriters for monetary liability that was imposed on it in favor of another person in accordance with a judgment, including a judgment delivered in a settlement or an arbitral award certified by the Court, on the grounds that there was a Misleading Detail in the Prospectus, and for reasonable litigation fees, including attorney fees expended by the Pricing Underwriters or for which it was charged by the Court in proceedings as said or in connection with criminal charges from which the Underwriters was acquitted or in the event it was convicted of an offense that did not require criminal intent or following an investigation or a proceeding that was instituted against it by any competent authority authorized to conduct an investigation or a proceeding and that ended without submission of an indictment against it and without imposing on it monetary liability as alternative to criminal proceeding (within its meaning in the Companies Law 5759-1999) or that ended without submitting an indictment against it but in imposition of monetary liability as alternative to a criminal proceeding in an offense that does not require proof of criminal intent, and all in the event there was a Misleading Detail in the Prospectus.
The Pricing Underwriters shall be entitled to deliver written notice to the Company and demand that the Company will conduct in its name any negotiation or defense against such claim as said, and for that purpose it shall provide to the Company all the required amount. In the event the Company fails to uphold the said demand within 15 days as of the date the Company received such a demand as said, the Pricing Underwriters may settle with the plaintiff for any amount it deems fit and the Company shall be obligated to compensate the Pricing Underwriters for the settlement amount and for any reasonable amount expended by the Pricing Underwriters in the course of handling the claim and solely in direct connection to the claim, provided that the Company received a 15 days prior notice about the intention to settle as said and the Company did not assume handling of the claim.
Notwithstanding the aforesaid, in any event the total indemnification amount shall not exceed the total amount of the proceeds of the issue in accordance with the Prospectus (linked to the consumer price index known on the date of signing the Agreement) (hereinafter: "Maximum Indemnification Amount"). Notwithstanding the aforesaid, an amount that exceeds 25% of the equity of the Company in accordance with its last consolidated financial statements (audited or reviewed) shall not be paid for the indemnification at the time of making demand for indemnification by the Pricing Underwriters in accordance with this Agreement (hereinafter: "Interim Amount") in the event there is a reasonable concern that its payment will prevent the Company from fulfilling its existing and anticipated undertakings (except for the undertakings of the Company towards its controlling shareholders) at the time of making the demand for indemnification by the Pricing Underwriters (hereinafter: "Condition"). It is clarified and agreed that from the time the reasonable concern, as specified hereinabove, no longer exists, the Pricing Underwriters shall be entitled to supplement the indemnification up to the amount of the difference between the Maximum Indemnification Amount and the Interim Amount. It is further clarified that payment of the indemnification up to the Interim Amount is not subject to the Condition and that the Condition shall not derogate from the rights of the Pricing Underwriters to obtain reliefs against the Company in accordance with and subject to the provisions set forth in any law and that the Condition shall not take effect in the event a liquidation order is issued against the Company or in the event a temporary liquidator is appointed for the Company in a proceeding that is not instituted by the Pricing Underwriter on the grounds specified in this Agreement. Such indemnification as said shall not be granted unless it was not proven that the Pricing Underwriters believed in good faith that the Prospectus lacks any Misleading Detail. In addition, indemnification shall not be granted for an action performed by the Pricing Underwriters deliberately or rashly.
The duty of indemnification as specified hereinabove shall not apply towards the Pricing Underwriters in connection with the existence of a Misleading Detail in the Prospectus that was based upon information that was provided to the Company in writing or at the written request of the Pricing Underwriters for the purpose of using this information to prepare the Prospectus.
Upon delivery of any claim and/or demand for payment to the Pricing Underwriters as specified hereinabove, the Pricing Underwriters shall notify the Company promptly about the same.
The indemnification duty as specified hereinabove shall be in effect and shall apply towards the Pricing Underwriters even if the Underwriting Agreement is terminated and the Company approaches the Securities Authority with a request to amend the Prospectus and to perform the issue without the signature of the Pricing Underwriters on the Prospectus.

8.3.
Without derogating from the generality of the said in the statements and undertakings of the Company as specified in this clause 8, concurrent with signing of this Agreement the Company shall furnish to the Underwriters the following documents:

8.3.1.	An opinion from the legal counsels of the issue in accordance with the form specified in Appendix A.

8.3.2.	A certificate issued by the accountant of the Company in the form specified in Appendix B.

8.3.3.	A certificate signed by the Chairman of the Board of the Company, and the CEO and CFO of the Company in the form specified as Appendix C.

9.	Additional duties of disclosure
As of the date of signing this Agreement and until the payment date for the units offered under the Prospectus:

9.1.
The Company will allow the Pricing Underwriters to review regularly, at its request, all the minutes from its general meetings, its Board meetings, and Board committees, and any material agreement (or draft of an agreement as said prior to its signing) to which the Company is a party. The Company undertakes to refer the attention of the Pricing Underwriters to signing of any material agreement immediately following its signing and about negotiations regarding signature of a material agreement as said.

9.2.
The Company shall deliver in writing to the Pricing Underwriters any information that the Company is obligated to report to the Securities Authority in accordance with the provisions set forth in the Securities Law (including reports in accordance with Chapter D and Chapter F of the Law) and in accordance with the Securities Regulations (Delivery of Notice to the Authority) 5744-1984, and all the reports that the Company is obligated to deliver to the Stock Exchange, in accordance with its requests, and shall fill its reporting obligations to the Securities Authority and the Stock Exchange as said.

The Company shall notify the Pricing Underwriters promptly about any change or trend that has an adverse effect on the financial statements of the Company or the method of presenting data thereat.

9.3.
If, following disclosure as specified in clauses 9.1 and 9.2, the Pricing Underwriters demands an amendment of the Prospectus or an amended prospectus, the parties shall take all actions required forthwith, to its satisfaction, so as to implement the amendment at the earliest opportunity, including an approach to the Securities Authority in accordance with the provisions set forth in section 25 and/or 25a of the Securities Law. The Company shall be entitled to decide not to amend the Prospectus and in such circumstances the Underwriting Agreement shall be terminated.

9.4.
The Company shall cause that this Underwriting Agreement shall be adequately described in the Prospectus. For the sake of propriety it is clarified that in the event of discrepancy between the provisions set forth in the Underwriting Agreement and their description in the Prospectus, the provisions set forth in this Agreement shall prevail, unless otherwise agreed in writing with the Pricing Underwriters.

10.	Additional approvals
Within two business days as of the Prospectus date the Company shall furnish to the Pricing Underwriters a copy of the certificate granted by the legal counsels of the issue stating that the approval of the Stock Exchange and the permit of the Securities Authority to perform the issue was obtained in accordance with the Prospectus and that a report about the Prospectus that was duly signed by the Company and its directors was received in Magna.

11.	Release of the Underwriters from obligations
Notwithstanding the said in this Agreement, in the event it transpires that the Prospectus includes any Misleading Detail or in the event the Securities Authority delivers an instruction to the Company in accordance with the provisions set forth in section 25(a) and/or section 25a(b) of the Securities Law for publication of an amendment to the Prospectus or an amended Prospectus, or in the event the Company asks (without obtaining the prior approval of the Underwriters) to amend the Prospectus in accordance with the provisions set forth in section 25a(a) of the said Law, the Pricing Underwriters may be released from all its undertakings towards the Company in accordance with the Underwriting Agreement upon delivery of notice to the Company within 2 business days as of the date it became aware of any of the events specified hereinabove, as the case may be, however no later than the date of opening the subscriptions list. This shall be done if the Misleading Detail in the Prospectus as specified hereinabove was not known to it at the time of signing the Underwriting Agreement, or in the event the instruction was given or the application was submitted due to a detail it was not aware of at the time of signing the Underwriting Agreement, and that if it had been reasonably aware of it would not have signed the Underwriting Agreement with the Company, or would not have signed this Agreement under the same terms.
The Company shall deliver notice to the Pricing Underwriters on the same day about an instruction delivered by the securities to publish an amendment to the Prospectus as said or about the query made by the Company requesting to publish an amended Prospectus as said.

12.	Entire agreement
This agreement expresses everything agreed between the parties and replaces and revokes any written or oral representation or understanding that existed, if at all, between the parties on the matters mentioned herein prior to the execution hereof. any modification to this Agreement shall be null and void unless executed in writing and signed by the parties.

13.	Authorization to Magna
By signing this Agreement the Pricing Underwriters authorizes the person authorized to use the electronic signature on behalf of the Company to report in his name in the Magna system about this Agreement and signing thereof.

And in witness hereof the parties are hereby undersigned:

/s/ Jeffrey Waldvogel	/s/ Yaron Mozes
KBS SOR (BVI) Holdings, Ltd	Poalim I.B.I Underwriting and Issuing Ltd.

/s/ Shai Nevo
Leumi Partners Underwriting